Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2016, with respect to the consolidated financial statements of Kreher Steel Company, LLC included in the Current Report on Form 8-K of A. M. Castle & Co. filed on May 26, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

GRANT THORNTON LLP

Chicago, Illinois

May 26, 2016